[Letter Head of McGovern, Hurley, Cunningham]






INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed by Altair International Inc. ("Altair"), pertaining to 1,500,000 common shares of Altair to be offered by Altair, of our report dated March 18, 1998 appearing in the Annual Report on Form 10-K of Altair International Inc. for the year ended December 31, 1997, as amended pursuant to Form 10- K/A filed on May 18, 1998, and to references to our firm under the heading "Experts" in the Prospectus which is a part of this Registration Statement.


                            McGovern, Hurley, Cunningham

                            /s/ McGovern, Hurley, Cunningham
                            --------------------------------
                            Chartered Accountants


North York, Canada
January 18, 1999